Exhibit 24(b)(8.42)

THIRD AMENDMENT TO SERVICE AGREEMENT

         THIS THIRD AMENDMENT is made as of February 1, 2016 by and  among Voya Retirement Insurance and Annuity Company (formerly, ING Life Insurance and Annuity Company), Voya Financial Partners, LLC (formerly, ING Financial Advisers, LLC), and Voya Institutional Plan Services, LLC (formerly, ING Institutional Plan Services, LLC)  (collectively with Voya Retire, Voya Institutional and Voya Financial, “Service Provider”), Dodge & Cox, a California corporation (“Dodge & Cox”) and Boston Financial Data Services, Inc. , a Massachusetts corporation (“Transfer Agent”) is made to the and Service Agreement dated as of August 1, 2002 (the “Agreement”) as amended.  Terms defined in the Agreement are used herein as therein defined.

WHEREAS, effective September 1, 2014, ING Financial Advisers, LLC was renamed Voya Financial Partners, LLC.; ING Life Insurance and Annuity Company was renamed Voya Retirement Insurance and Annuity Company; and ING Institutional Plan Services, LLC was renamed Voya Institutional Plan Services, LLC.

WHEREAS, the parties wish to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

1.      Schedule C to the Agreement is deleted in its entirety and replaced with the attached Schedule C.

2.      The Agreement, as supplemented by this Amendment, is ratified and confirmed.

3.      This Amendment may be executed in two or more counterparts, which together shall constitute one instrument.

Signatures on Following Page

Amendment to Service Agreement

Dodge & Cox By: /s/ Thomas M. Mistele Name: Thomas M. Mistele Title: COO	Voya Retirement Insurance and Annuity Company By: /s/ Lisa Gilarde Name: Lisa Gilarde Title: Vice President
Voya Institutional Plan Services, LLC By: /s/ Lisa Gilarde Name: Lisa Gilarde Title: Vice President	Voya Financial Partners, LLC By: /s/ Lisa Gilarde Name: Lisa Gilarde Title: Vice President
Boston Financial Data Services, Inc. By: /s/ George T. Costas Name: George T. Costas Title: Managing Director

SCHEDULE C

ADMINISTRATIVE FEES

FUND	Annual Rate
Dodge & Cox Stock Fund	0.XX%
Dodge & Cox Balanced Fund	0.XX%
Dodge & Cox International Stock Fund	0.XX%
Dodge & Cox Global Stock Fund	0.XX%
Dodge & Cox Income Fund	0.XX%
Dodge & Cox Global Bond Fund	0.XX%

The Administrative Fees payable each quarter with respect to a Fund is calculated by taking one quarter of the per annum rate multiplied by the average of the three month end net asset values held by Plans invested in the Funds that are employee benefit plans (except for employee defined benefit plans) established pursuant to Section 401, 403(b) or 457 of the Code, custodial accounts under Section 403(b)(7) of the Code, and certain nonqualified deferred compensation arrangements during each quarter.